Free Writing Prospectus
Filed Pursuant to Rule 433
Dated January 18, 2012
Registration Statement Nos. 333-167489 and
333-167489-04

ABS NEW ISSUE:	$1.6BN+ Ford Credit Auto Owner Trust (FORDO) 2012-A PRICED
JT-LEADS:	JPM, RBS, WFS
CO-MGRS:	Banco do Brasil, Bradesco, Lloyds, PNC
SELLING GROUP:	Loop, CL King

CL	SIZE-mm	M/S	WAL	WIN	E.FIN	L.FIN	BNCH	+SPD	%YLD	$PX	%CPN
A1	$340.40	P-1/A-1+	0.29	1-7	8/12	2/13	IntL	-15	0.44878	100.00	0.44878
A2	$454.50	Aaa/AAA	1.05	7-19	8/13	9/14	EDSF	+9	0.626	99.99458	0.62
A3	$547.80	Aaa/AAA	2.30	19-39	4/15	8/16	ISWPS	+23	0.843	99.99654	0.84
A4	$157.16	Aaa/AAA	3.62	39-49	2/16	6/17	ISWPS	+35	1.160	99.97450	1.15
B	$47.36	Aa1/AA+	4.23	49-52	5/16	8/17	ISWPS	+95	1.893	99.97734	1.88
C	$31.57	Aa3/A+	4.31	52-52	5/16	11/17	ISWPS	+145	2.413	99.99613	2.40
D	$31.57	A3/BBB+	4.31	52-52	5/16	7/18	ISWPS	+200	2.963	99.98038	2.94

EXPECTED SETTLE:	1/25/2012
FIRST PAYMENT DATE:	2/15/2012
CLEAN UP CALL:	AT 5%
ERISA ELIGIBLE:	YES
OFFERING TYPE:	A1 is 144A, All other classes are Public
BBG TICKER:	FORDO 2012-A
BILL & DELIVER:	RBS

IMPORTANT NOTICE (ALL CLASSES, EXCEPT A1) The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com.